GSK plc SC 13D

Exhibit 6

DATED 1 JUNE 2022

GSK PLC

and

PFIZER INC.

and

GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP

and

GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP

and

GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP

and

CITIGROUP GLOBAL MARKETS LIMITED

and

MORGAN STANLEY & CO. INTERNATIONAL PLC

_____________________________________________________

LOCK-UP DEED
_____________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(SRN/CLXJ/TGXF)

CONTENTS

1.	Definitions and Interpretation	3
2.	Condition	13
3.	Lock-up	13
4.	Duration and Termination	15
5.	Confidentiality	15
6.	Remedies and Waivers	15
7.	Assignment	16
8.	Notices	16
9.	Announcements	18
10.	Costs and Expenses	19
11.	Further Assurance	19
12.	Miscellaneous	19
13.	Contracts (Rights of Third Parties) Act 1999	20
14.	Governing Law and Jurisdiction	20
15.	Agent for Service	21

THIS DEED is made on 1 June 2022

BETWEEN

1.	GSK PLC, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”);

2.	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer”);

3.	GSK (NO. 1) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP1”);

4.	GSK (NO. 2) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP2”);

5.	GSK (NO. 3) SCOTTISH LIMITED PARTNERSHIP, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP3” and, together with SLP1 and SLP2, the “SLPs” and each an “SLP”);

6.	CITIGROUP GLOBAL MARKETS LIMITED a company incorporated in England and Wales with registered number 01763297 whose registered office is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (“GSK Bank”); and

7.	MORGAN STANLEY & CO. INTERNATIONAL PLC a public limited company incorporated in England with registered number 02068222 whose registered office is at 25 Cabot Square, Canary Wharf, London, E14 4QA (“Pfizer Bank”),

together the “Parties” and each a “Party”.

BACKGROUND

(A)	Pursuant to the Separation Transaction, it is intended that Haleon, as the holder of the Consumer Healthcare Business, shall be listed on the London Stock Exchange as a separate and independently managed group, and that Haleon ADSs, each representing two (2) ordinary shares in the capital of Haleon, shall be listed on the New York Stock Exchange.

(B)	The Parties have entered into this Deed for the purpose of restricting certain transactions in certain securities in Haleon by GSK, Pfizer, the SLPs and the relevant members of their respective Groups (including in relation to GSK, the SLPs) during the Lock-up Period, subject to the terms of this Deed and to any release of such restrictions pursuant to and in accordance with the terms of this Deed.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Deed:

“Admission”	means admission of all of the issued and to be issued Admission Shares to the premium listing segment of the Official List becoming effective in accordance with the Listing Rules and admission of such shares to trading on the London Stock Exchange's main market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;

“Admission and Disclosure Standards”	means the “Admission and Disclosure Standards” of the London Stock Exchange containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s main market for listed securities, as amended from time to time;

“Admission Shares”	means ordinary shares in the capital of Haleon having the rights set out in the Articles of Association (provided that any reference to “Admission Shares” in this Deed shall also be deemed to apply to Haleon ADSs in respect of such underlying Admission Shares, as the context requires);

“Agreed Form”	means, in relation to any document, that document in a form agreed by the parties thereto and initialled for identification purposes by or on behalf of each of the parties thereto;

“Anacor”	means Anacor Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Appointer”	means each Party that appoints an agent for the receipt of Service Documents pursuant to clause 15 (Agent for Service);

“Argentina NEBA”	means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and JVCo on or around the date of the SCIA;

“Articles of Association”	means Haleon’s articles of association from time to time;

“A Shares”	means the A ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and JVCo entered into on or around the date of the SCIA;

“Brazil ATFA”	means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“B Shares”	means the B ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open in London for business;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK;

“Civil Procedure Rules”	means the Civil Procedure Rules 1998, as amended;

“Companies Act”	means the Companies Act 2006;

“Consumer Healthcare Business”	means the consumer healthcare business which, as at the date of Demerger Completion, is operated within the JVCo Group and any other asset or business of the consumer healthcare business that, as at the date of Demerger Completion, is contemplated to be operated within the Haleon Group after Separation Completion pursuant to the ATFA, the Argentina NEBA and/or the Brazil ATFA;

“Consumer Healthcare Group”	means: (A) prior to Demerger Completion, the JVCo Group; and

(B) from Demerger Completion, the Haleon Group;

“Cosmos SAPA”	means the stock and asset purchase agreement entered into among Pfizer, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into among Pfizer, GSK, GSKCHHL, JVCo and Haleon;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“C Shares”	means the C ordinary shares of £1.00 each in the share capital of GSKCHHL, which shares rank pari passu with the A Shares and the B Shares except that they carry no right to any Pre-Separation GSKCHHL Onward Dividend and carry no voting rights, all of which are fully paid and held as at the date of this Agreement by the SLPs;

“Demerger”	means the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to the Demerger Agreement and the Demerger Dividend;

“Demerger Agreement”	means the demerger agreement entered into or to be entered into between GSK and Haleon on or around the date of this Deed;

“Demerger Completion”	means the time and date when the Demerger Conditions Precedent have been fulfilled and the Demerger Completion Steps have taken place;

“Demerger Completion Steps”	has the meaning given to the term “Completion Steps” in the Demerger Agreement;

“Demerger Conditions Precedent”	means the conditions set out in clause 2.1 (Conditions Precedent) of the Demerger Agreement;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the GSK Board to effect the Demerger pursuant to the authority granted to the GSK Board under the Demerger Resolution;

“Demerger Resolution”	means resolution 1 set out in the notice of general meeting of GSK included in the Circular;

“Depositary”	means JPMorgan Chase Bank N.A., as depositary for the Haleon ADSs;

“Employee Share Trusts”

means:

(A)             the GlaxoSmithKline Employee Trust;

(B)              the GlaxoSmithKline LLC Rabbi Trust;

(C)              the GSK 401(K) Plan Trust;

(D)             the Share Reward Plan trust (UK);

(E)              the Employees’ Share Participation Scheme trust (Republic of Ireland);

(F)              the GlaxoSmithKline Employee Share Plan trust (Australia);

(G)              the GlaxoSmithKline Group Employees Shareholding Association (Japan); and

(H)             any other plans or arrangements similar to one or more of those referred to in (A) to (G) above (for the avoidance of doubt, excluding any SLP or affiliate of any SLP);

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and the SLP Exchange Agreement;

“FCA”	means the UK Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of FSMA;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governmental Entity”	means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”	means: (A) in relation to GSK, the GSK Group; (B) in relation to Pfizer, the Pfizer Group; (C) in relation to Haleon, the Haleon Group; and (D) in relation to JVCo, the JVCo Group;
“GSK Board”	means the board of directors of GSK and any duly authorised committee of that board, from time to time;

“GSKCHHL”	means GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated in England with number 08998608, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Exchange Agreement”	means the exchange agreement entered into or to be entered into between GSK and Haleon on or around the date of this Deed;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding Haleon, the Employee Share Trusts (subject to clause 3.3) and the Consumer Healthcare Group;

“GSK Haleon Exchange Shares”	means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the GSK Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent up to approximately 6.03% of the issued Haleon Ordinary Shares;

“GSK Share Exchange”	means the transfer of GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK pursuant to and in accordance with the terms of the GSK Exchange Agreement;

“Haleon”	means Haleon plc, a public limited company incorporated in England with number 13691224, having its registered office at 980 Great West Road, Brentford, Middlesex, United Kingdom, TW8 9GS;

“Haleon ADR Programme”	means the American depositary receipt programme to be established for Haleon on or around Admission, as detailed in the Steps Plan;

“Haleon ADSs”	means the American depositary shares each representing 2 Haleon Ordinary Shares to be admitted to listing and trading on the NYSE pursuant to the establishment of the Haleon ADR Programme;

“Haleon Group”	means Haleon and its subsidiaries and subsidiary undertakings from time to time;

“Haleon NVPS”	means 25,000,000 unlisted redeemable non-voting preference shares of £1.00 each in the share capital of Haleon carrying the rights set out in Haleon’s articles of association (as reproduced in schedule 2 (Haleon NVPS Terms) to the Pfizer Exchange Agreement);

“Haleon Ordinary Shares”	means ordinary shares in the capital of Haleon having the rights set out in the Articles of Association;

“JVCo”	means GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated in England with number 11961650, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“Law”	means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Rules”	means the Listing Rules made from time to time by the FCA under Part VI of the FSMA;

“Lock-up Period”

means the period commencing on completion of the Share Exchanges and ending on the day after the earlier of:

(A)           10 November 2022; and

(B)            the date of the first announcement by Haleon of a quarterly Trading Update in respect of a quarterly period ending after 30 June 2022;

“London Stock Exchange”	means London Stock Exchange plc;

“Official List”	means the official list of the FCA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into between GSK, Pfizer and the SLPs on or around the date of the SCIA;

“Panel”	means the Panel on Takeovers and Mergers;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“PFCHHL Interests”	means all of the common interests in the capital of PFCHHL in issue immediately prior to the completion of the Pfizer Share Exchange, which comprise all ownership interests of whatever nature in PFCHHL and all of which are held by Anacor as at the date of this Agreement;

“Pfizer Exchange Agreement”	means the exchange agreement entered into or to be entered into between Pfizer, Anacor and Haleon on or around the date of this Deed;

“Pfizer Group”	means Pfizer and its subsidiaries and subsidiary undertakings from time to time, excluding the Consumer Healthcare Group;

“Pfizer Haleon Exchange Shares”	means the Haleon Ordinary Shares and the Haleon NVPS to be allotted and issued, credited as fully paid up, in accordance with the Pfizer Exchange Agreement, which immediately following the Demerger Completion and the completion of the Share Exchanges, represent respectively 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Pfizer Share Exchange”	means the transfer of the PFCHHL Interests from Pfizer to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares to Pfizer and the Depositary pursuant to and in accordance with the terms of the Pfizer Exchange Agreement;

“Posting Date”	means the date of the Demerger Agreement (or such other date as may be determined by GSK and notified to Haleon and Pfizer as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Pre-Separation Dividend”	means the dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger (as provided in clause 17.32(B) of the Cosmos SHA and as otherwise agreed between the parties to the Cosmos SHA, including pursuant to the Treasury Side Letter);

“Pre-Separation GSKCHHL Onward Dividend”	means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by GSKCHHL pursuant to the Pre-Separation Dividend;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed, or the negotiation, existence, validity or enforceability of this Deed, whether contractual or non-contractual;

“Prospectus”	means the prospectus to be published by Haleon in connection with Admission to be dated the Posting Date;

“Registration Rights Agreement”	means the registration rights agreement entered into or to be entered into in the Agreed Form between Haleon, GSK, Pfizer and the SLPs on or around the date of this Agreement;

“SCIA”	means the Separation Co-operation and Implementation Agreement entered into or to be entered into between GSK, Pfizer, Anacor, Haleon, JVCo, GSKCHHL and PFCHHL on or around the date of this Deed;

“Separation Completion”	means completion of the final step in the Separation Transaction;

“Separation Notice Side Letter”	means the letter titled “Notices and agreements re: GSK-Initiated Listing Transaction” entered into between GSK, GSKCHHL, Pfizer and PFCHHL on 25 February 2022;

“Separation Transaction”	means the steps comprised in the Demerger, the Exchange Agreements and Admission, pursuant to which, among other things, Haleon will become a listed company holding the Consumer Healthcare Business;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Exchanges”	means the GSK Share Exchange, the Pfizer Share Exchange and the SLP Share Exchange;

“SLP Exchange Agreement”	means the exchange agreement entered into or to be entered into between the SLPs and Haleon on or around the date of this Deed;

“SLP Haleon Exchange Shares”	means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the SLP Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent 7.5% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share);

“SLP Share Exchange”	means the transfer of each SLP’s entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP, pursuant to and in accordance with the terms of the SLP Exchange Agreement;

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and Haleon;

“Takeover Code”	means the City Code on Takeovers and Mergers of the United Kingdom;

“Trading Update”	means a quarterly trading update of Haleon detailing revenue and operating profit, among other information;

“Transaction Documents”	means the Demerger Agreement, the SCIA, the Exchange Agreements and the Orderly Marketing Agreement;

“Treasury Side Letter”	means the letter agreement between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 4 November 2021 pursuant to which the parties thereto have agreed the interpretation, and confirmed the application, of certain provisions of the Cosmos SHA; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Deed, unless otherwise specified or the context otherwise requires:

(A)	references to clauses, sub-clauses and paragraphs are to clauses, sub-clauses and paragraphs of this Deed;

(B)	any reference to any statute or statutory provision or other regulation (including, without limitation, the Listing Rules) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, supplemented, replaced or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Deed would increase or alter the liability of any Party under this Deed;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, corporation or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act;

(F)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act;

(G)	the expression “subsidiary undertaking” shall have the meaning given in section 1162 of the Companies Act;

(H)	references to a "party" shall be construed so as to include a reference to that party's successors and permitted assigns;

(I)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to times are to London time (unless otherwise stated);

(K)	the singular shall include the plural and vice versa, and use of any gender includes the other genders;

(L)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(M)	references to “including” or “includes” shall mean including or includes without limitation;

(N)	a reference to any other document referred to in this Deed is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Deed or that other document) at any time;

(O)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(P)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(Q)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed.

2.	Condition

Other than the provisions of clauses 1, 2, 4.2 and 5 to 15 (inclusive) which shall take immediate effect upon the signing of this Deed by the Parties to it, the obligations of the Parties under this Deed shall take effect on and from completion of the Share Exchanges.

3.	Lock-up

3.1	Each of GSK, Pfizer and each of the SLPs undertakes to each of the other Parties that, during the Lock-up Period, it will not, and will procure that the members of its Group (including in relation to GSK, the SLPs) will not, directly or indirectly, offer, lend, mortgage, assign, charge, pledge, sell or contract to sell, sell options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering of, any Admission Shares (or any interest, whether a legal or beneficial interest, therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Admission Shares or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing, and save that the above restrictions shall not prohibit any of GSK, Pfizer, each of the SLPs and/or each member of their respective Groups (including in relation to GSK, the SLPs) from:

(A)	accepting a general offer for the Admission Shares made in accordance with the Takeover Code or providing an irrevocable undertaking to accept such an offer on a sale to an offeror which is named in a public announcement of a firm intention to make an offer;

(B)	transferring or otherwise disposing of Admission Shares pursuant to any compromise or arrangement under sections 895 to 899 of the Companies Act providing for the acquisition, by any person or group of persons acting in concert, of fifty per cent. (50%) or more of the equity share capital of Haleon;

(C)	transferring or otherwise disposing of Admission Shares pursuant to any offer by Haleon to purchase Admission Shares which is made on identical terms to all holders of Admission Shares;

(D)	transferring or otherwise disposing of Admission Shares in connection with a scheme of reconstruction under section 110 of the Insolvency Act 1986;

(E)	transferring or otherwise disposing of Admission Shares to any member of its Group, provided that prior to any such transfer or disposal the transferee shall have entered into a deed of adherence to be bound by the provisions of this Deed on the same terms prior to becoming the legal and/or beneficial holder of the Admission Shares, and further provided that, if the transferee ceases to be a member of its Group, it shall as soon as reasonably practicable (and in any event within five (5) Business Days) transfer such Admission Shares back to the transferor (or another member of the transferor’s Group, provided that such further transferee shall also have entered into a deed of adherence to be bound by the provisions of this Deed on the same terms prior to becoming the legal and/or beneficial holder of the Admission Shares);

(F)	transferring or otherwise disposing of any rights granted in respect of a rights issue or other pre-emptive share offering by Haleon; or

(G)	transferring or otherwise disposing of Admission Shares in accordance with any order made by a court of competent jurisdiction, competent regulatory authority or as required by Law.

3.2	In the event that, during the Lock-up Period and following the request of any member of the Pfizer Group or the GSK Group in connection with a proposed action that would otherwise be prohibited by the restrictions set out in clause 3.1, both the GSK Bank and the Pfizer Bank mutually agree in writing that the restrictions set out in clause 3.1 should not apply in whole or in part, then the restrictions set out in clause 3.1 shall not apply in accordance with the terms of such mutual agreement between the GSK Bank and the Pfizer Bank, provided that any such release from the restrictions set out in clause 3.1 shall apply pro rata to Pfizer and the members of the Pfizer Group, on the one hand, and GSK and the members of the GSK Group (including the SLPs) on the other hand, in accordance with their relative legal and/or beneficial ownership of Admission Shares as of the date of such release. For the avoidance of doubt, any transfer or other disposition of Admission Shares that occurs: (i) during any release from the restrictions set out in clause 3.1 pursuant to the operation of this clause 3.2; or (ii) after the Lock-up Period, shall be subject to the terms of the Orderly Marketing Agreement.

3.3	For the avoidance of doubt, (i) the applicable members of the GSK Group (and any nominees holding Admission Shares on their behalf) and the Pfizer Group (and any nominees holding Admission Shares on their behalf) that hold Admission Shares shall retain all of their rights as members of Haleon (except for the restrictions expressly set forth in clause 3.1 herein) during the Lock-up Period, including the right to vote any Admission Shares that such holder is entitled to vote, and (ii) the restrictions set out in clause 3.1 shall not prohibit any transfer or other disposition of Admission Shares by any of the Employee Share Trusts; provided that if any member of the GSK Group transfers any Admission Shares to any Employee Share Trust or any person controlled directly or indirectly by one or more Employee Share Trusts, then such Admission Shares, and sales of such Admission Shares, will be subject to the restrictions set forth in this Deed in all respects to the same extent as all other Admission Shares held by the GSK Group.

4.	Duration and Termination

4.1	This Deed shall continue in force until the date on which the Lock-up Period expires, upon which the provisions of this Deed shall automatically terminate.

4.2          Notwithstanding any other provision of this Deed (but subject to the Cosmos SHA), the parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to Haleon and Pfizer at any time prior to Demerger Completion, and upon GSK providing such notice, with the effect that Admission will not take place as previously envisaged, this Deed shall automatically terminate.

4.3          Any termination of this Deed shall be without prejudice to any rights or obligations of the Parties which may have accrued prior to the date on which this Deed terminated.

4.4	Clauses 1 and 5 to 15 (inclusive) shall survive the termination of this Deed without limit in time (subject to any specific limits set forth in such clauses).

5.	Confidentiality

Subject to clause 9.3, the parties shall keep strictly confidential and shall not disclose to any third party the terms of this Deed or any transactions contemplated by this Deed ("Confidential Information"), except as and to the extent required by Law, in which case the Parties will, to the extent practicable, consult and cooperate with each other with respect to any disclosure, and provided that nothing contained herein shall prevent any Party from disclosing such Confidential Information to any of its financial, legal or other advisors or to any potential investor in any co-investment vehicle or any other institutional investor or underwriter in connection with proposed sales of Admission Shares, as long as each person receiving such Confidential Information agrees to treat such Confidential Information as confidential.

6.	Remedies and Waivers

6.1	No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Deed shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

6.2	The single or partial exercise of any right, power or remedy provided by Law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

6.3	The rights, powers and remedies provided in this Deed are cumulative, may be exercised as often as the applicable Party considers appropriate and are not exclusive of any rights, powers and remedies provided by Law.

6.4	Notwithstanding any express remedies provided under this Deed and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Deed, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of any other Party or any member of any Party’s Group, as applicable, for any such remedies.

7.	Assignment

No Party may assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Deed. Each Party is entering into this Deed for its benefit and not for the benefit of another person.

8.	Notices

8.1	A notice under this Deed shall only be effective if it is in writing and in English. Notice by email shall be permitted.

8.2	Notices under this Deed shall be sent to a Party at its addresses for the attention of the individuals set out below:

Party and titles of individuals	Address	E-mail addresses
GSK
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com

Pfizer
For the attention of: Andrew J. Muratore	The registered office from time to time of Pfizer
With a copy (not constituting notice) to: Jacob A. Kling	Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019	JAKling@wlrk.com
SLP1
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
SLP2
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
SLP3
For the attention of: Company Secretary of GSK	The registered office from time to time of GSK	corpsec.gss@gsk.com
With a copy (not constituting notice) to: Claire Jackson	Slaughter and May, One Bunhill Row, London EC1Y 8YY	claire.jackson@slaughterandmay.com
GSK Bank
	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB	emeaecm.notices@citi.com
With a copy (not constituting notice) to: Equity Syndicate Desk; James Fleming	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB

Pfizer Bank
For the attention of: Head of Equity Capital Markets	Morgan Stanley & Co. International plc, 25 Cabot Square, Canary Wharf, London, E14 4QA	lneqsy@morganstanley.com

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 8.2.

8.3          Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two Business Days after the date of posting;

(C)	if sent by airmail, six (6) Business Days after the date of posting; and

(D)	if sent by e-mail, upon generation of a receipt notice by the recipient’s email server.

8.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

8.5	A notice under or in connection with this Deed shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

9.	Announcements

9.1	No formal public announcement or press release in connection with the execution or subject matter of this Deed or any ancillary matter will (except as may be required in the Prospectus or pursuant to any related party announcement or release) be made or issued by or on behalf of any Party, without the prior written approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed), except as permitted by the Cosmos SHA or any Transaction Documents.

9.2	Nothing in clause 9.1 will prevent any announcement being made to the extent required by law, any listing authority, any stock exchange, any governmental authority or any other competent regulatory body, but the Party subject to the announcement requirement will promptly notify the other Parties of the requirement and provide every reasonable opportunity for the other Parties to comment on any announcement or release before it is made or issued (provided that this will not have the effect of preventing the Party making the announcement or release from complying with its legal and/or regulatory obligations).

9.3	For the avoidance of doubt, nothing in this Deed shall prohibit any Party or any member of its respective Group from making any disclosure or public statements regarding its intentions with respect to the Admission Shares or Haleon ADSs that it holds in Haleon.

9.4	The restrictions contained in this clause 9 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

10.	Costs and Expenses

Except as otherwise set out in this Deed, each Party shall pay its own costs and expenses incurred in relation to the negotiation, preparation, execution and carrying into effect of this Deed. Each Party shall pay its own costs and expenses which arise and are incurred in the period following the date of this Deed in relation to this Deed.

11.	Further Assurance

11.1	Each Party shall (at its own cost) and shall procure that the members of its Group (including in relation to GSK, the SLPs) shall (each at their own cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Deed.

11.2	GSK and Pfizer shall procure that the members of their respective Groups shall comply with the terms of this Deed.

12.	Miscellaneous

12.1	This Deed, together with the Registration Rights Agreement, any Transaction Document entered into by each of the Parties and any other agreement or document entered into by any of the Parties in connection with this Deed, together constitute the whole and only agreement between the Parties relating to the subject matter of this Deed, the Registration Rights Agreement, any Transaction Document entered into by each of the Parties and any other agreement or document entered into by each of the Parties in connection with this Deed.

12.2	All terms of the Transaction Documents entered into by each of the Parties shall remain unchanged and in full force and effect and nothing herein shall amend, limit or otherwise modify the Parties’ respective rights and obligations under such Transaction Documents, in each case except as, and only to the extent, expressly modified by this Deed.

12.3	This Deed may only be varied in writing signed by each of the Parties. If this Deed is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Deed;

(B)	the variation shall not affect any rights, obligations or liabilities under this Deed that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Deed shall remain in full force and effect, except as, and only to the extent that, they are so varied.

12.4	Nothing in this Deed and no action taken by the Parties under this Deed shall constitute a partnership, association, joint venture or other co-operative entity between the Parties or any of them. No Party has any authority or power to bind, to contract in the name of, or to create a liability for any other Party in any way or for any purpose save as specifically set out in this Deed.

12.5	This Deed may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment shall be an effective mode of delivery.

12.6	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

12.7	Each of the provisions in this Deed is severable.

12.8	If and to the extent that any provision of this Deed:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Deed shall remain in force.

13.	Contracts (Rights of Third Parties) Act 1999

A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.	Governing Law and Jurisdiction

14.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

14.2	The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any Proceedings shall be brought only in the courts of England.

14.3	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

14.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

15.	Agent for Service

15.1	Pfizer irrevocably appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS and the SLPs each irrevocably appoint GSK to be their respective agents for the receipt of Service Documents. The Appointers each agree that any Service Documents may be effectively served on them in connection with Proceedings in England and Wales by service on their respective agents effected in any manner permitted by the Civil Procedure Rules.

15.2	If an agent appointed under clause 15.1 at any time ceases for any reason to act as such, the Appointer whose agent has ceased to act as such shall promptly appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent.

15.3	Where an Appointer fails to appoint a replacement agent in accordance with clause 15.1 any other Party shall be entitled to appoint a replacement agent to act on behalf of that Appointer by giving notice in writing of the name and address of the replacement agent to all other Parties (an "Appointment Notice"). Where multiple Parties each seek to appoint a replacement agent pursuant to this clause 15.3 the Party that first gives a valid Appointment Notice shall be deemed to have appointed the replacement agent specified in that Appointment Notice and any Appointment Notices given by other Parties in respect of that appointment shall be of no effect.

15.4	An Appointer shall be entitled at any time, by notice in writing to the other Parties, to replace an agent appointed in accordance with clause 15.3 with a replacement agent having an address for service in England or Wales. The provisions of this clause 15 applying to service on an agent apply equally to service on a replacement agent appointed under clauses 15.2, 15.3 or this clause 15.4.

15.5	A copy of any Service Document served on an agent or replacement agent (as applicable) appointed in accordance with clauses 15.1 to 15.4 (inclusive) shall be sent by post to that agent’s Appointer. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

This document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

SIGNED as a DEED by DAVID REDFERN	)
as attorney for GSK PLC in the presence	)	/s/ David Redfern
of:	)	(Signature of attorney)
	)	DAVID REDFERN as attorney for
	)	GSK PLC

Witness’s signature:		/s/ Diane Hewett

Name (print):		Diane Hewett

Occupation:		Homemaker

Address:		8 Redesdale Street London SW3 4BH

 [Lock-up Deed – signature page]

EXECUTED as a DEED by	)
PFIZER INC.	)
acting by	)	/s/ Deborah Baron
who, in accordance with the laws of the	)	(Authorised signatory)
territory in which PFIZER INC. is	)
incorporated, is acting under the authority of	)
PFIZER INC.	)
)

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of	)	/s/ Adam Walker
GSK (NO. 1) SCOTTISH LIMITED	)	Director of GSK GP 1 LIMITED
PARTNERSHIP acting by its general	)
partner GSK GP 1 LIMITED acting by a	)
director in the presence of:	)
)

Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:		14 Highlands Close Chalfont St Peter Bucks SL9 0DR

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of	)	/s/ Adam Walker
GSK (NO. 2) SCOTTISH LIMITED	)	Director of GSK GP 1 LIMITED
PARTNERSHIP acting by its general	)
partner GSK GP 1 LIMITED acting by a	)
director in the presence of:	)
)

Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:		14 Highlands Close Chalfont St Peter Bucks SL9 0DR

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of	)	/s/ Adam Walker
GSK (NO. 3) SCOTTISH LIMITED	)	Director of GSK GP 2 LIMITED
PARTNERSHIP acting by its general	)
partner GSK GP 2 LIMITED acting by a	)
director in the presence of:	)
)

Witness’s signature:		/s/ John X. Sadler

Name (print):		John X. Sadler

Occupation:		Chartered Secretary

Address:		14 Highlands Close Chalfont St Peter Bucks SL9 0DR

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of	)	/s/ Robert G. Way	)
CITIGROUP GLOBAL MARKETS	)	(Authorised signatory))
LIMITED,	))
in the presence of:	))
)
)

Witness’s signature:		/s/ Holly Skinner

Name (print):		Holly Skinner

Occupation:		Analyst, UK Corporate Banking

Address:		Citigroup Centre, 33 Canada Square, London E14 5LB

[Lock-up Deed – signature page]

EXECUTED as a DEED on behalf of	)	/s/ Gordon Charlton
MORGAN STANLEY & CO.	)	(Authorised signatory)
INTERNATIONAL PLC,	)
in the presence of:	)
)
)

Witness’s signature:		/s/ Amelia de Stacpoole

Name (print):		Amelia de Stacpoole

Occupation:		Lawyer

Address:		20 Bank Street London E14 4AD

[Lock-up Deed – signature page]